Exhibit 4.5
DESCRIPTION OF HARVEST CAPITAL CREDIT CORPORATION’S
SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

        As of the date of this Annual Report on Form 10-K, Harvest Capital Credit Corporation (“we,” “our,” “us” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock and 6.125% Notes due 2022.

The following description is based on relevant portions of the Delaware General Corporation Law, our restated certificate of incorporation (the “charter”), our bylaws (the “bylaws”) and the Indenture (as defined below). This summary is a description of the material terms of, and is qualified in its entirety by, the charter, bylaws and Indenture, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K, and may not contain all of the information that is important to you. We refer you to the Delaware General Corporation Law and the charter, bylaws and Indenture for a more detailed description of the provisions summarized below.

A.Common Stock, $0.001 par value per share

Under the terms of our charter, our authorized capital stock consists solely of 100,000,000 shares of common stock, par value $0.001 per share, of which 5,945,854 shares were outstanding as of December 31, 2019, and 2,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were outstanding as of December 31, 2019. Our common stock is listed on the NASDAQ Global Market under the ticker symbol “HCAP.”  No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.

Common stock

Under the terms of our charter, all shares of our common stock have equal rights as to earnings, assets, dividends, and voting. When they are issued, shares of our common stock will be duly authorized, validly issued, fully paid, and non-assessable. Distributions may be paid to the holders of our common stock if, as, and when declared by our board of directors out of assets legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.

An annual meeting of stockholders will be held each year and stated in a notice of meeting or in a duly executed waiver thereof. Special meetings of stockholders may be called for any purpose by our board of directors, chairman or chief executive officer and may be held on such date and at such time and place, either within or outside the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power.

At any annual meeting, stockholders will elect, by a plurality vote, the nominated directors for appointment to our board of directors. The holders of a majority of the voting power of our issued and outstanding common stock entitled to vote at any meeting of stockholders (present in person or represented by proxy) shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the charter. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of our issued and outstanding common stock entitled to vote thereon, present and voting, in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the charter or bylaws, a different vote is required.

The number of directors constituting the whole board may be increased or decreased from time to time by our board of directors; provided, however, that under the bylaws (i) the number of directors will not be fewer than five or greater than nine (9) and (ii) no decrease in the number of directors shall shorten the term of any incumbent director. Our board of directors is divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with each class serving staggered three‑year terms.  The term of office of directors of one class will expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity.  Additional directorships resulting from an increase in number of directors will be apportioned among the classes as equally as possible.  In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as possible.

Only persons who are nominated in accordance with the procedures set forth in the bylaws will be eligible for election as directors of Company.  Nominations of persons for election to our board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as provided under the bylaws, (a) by or at the direction of our board of directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for under the bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who timely complies with the notice procedures set forth in the bylaws. In addition, no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of our board of directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice provided for under the bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who timely complies with the notice procedures set forth in the bylaws.

Upon our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. In addition, holders of our common stock may participate in our dividend reinvestment plan.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Under our charter, we have agreed to indemnify, to the fullest extent authorized by the Delaware General Corporation Law, any person who was or is involved in any actual or threatened action, suit, or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense liability and loss (including attorney’s fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit, or proceeding, except in cases in which the indemnitee did not act in good faith with the reasonable belief that his or her conduct was in, or not opposed to, the best interest of the Company or the indemnitee’s conduct constituted gross negligence, bad faith, reckless disregard, or willful misconduct. Our charter also provides for the advancement of expenses incurred by a director or officer in advance of a final disposition of a proceeding, upon the receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it is ultimately determined that he or she is not entitled to indemnification. In addition, our charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of a dividend or an unlawful stock purchase or redemption), or for any transaction from which the director derived an improper personal benefit. So long as we are regulated under the Investment Company Act of 1940, as amended (the “1940 Act”), the above indemnification, advancement of expenses, and limitation of liability will be limited by the 1940 Act or by any valid rule, regulation or order of the Securities and Exchange Commission (the “SEC”) thereunder. The 1940 Act provides, among other things, that a company may not include in its charter or bylaws a provision that would protect a director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law provides that the indemnification and advancement of expenses permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders, or otherwise. Our charter similarly provides that the indemnification and advancement of expenses provided for in the charter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), our bylaws, agreement, vote of the stockholders or disinterested directors, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holdings office or while employed by or acting as agent for us, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person.

Our charter permits us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company or is or was serving at our request as a director or officer of another enterprise against any liability asserted against him or her and incurred by him or her or on his/her behalf in any such capacity, or arising out of his/her status as such, regardless of whether we would have the power to indemnify him or her against such liability under the other indemnification provisions in our charter. We have obtained liability insurance for our officers and directors.

Delaware Law and Certain Charter and Bylaw Provisions; Anti-Takeover Measures

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or certain other conditions are satisfied. A “business combination” includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her, or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Our charter and bylaws provide that:

•the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock then outstanding and entitled to vote, voting together as a single class; and

•any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board of directors, may only be filled by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum, or by the sole remaining director.

The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us.

Our charter and bylaws also provide that:

•any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•special meetings of the stockholders may only be called by our board of directors, chairman, or chief executive officer.

Our bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

Delaware’s corporation law provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Delaware’s corporation law also provides generally that the affirmative vote of a majority of the shares present in person or by proxy at a meeting and entitled to vote is required to amend a corporation’s bylaws, unless a corporation’s certificate of incorporation or bylaws require a greater percentage.

Under our charter, the vote of at least 66-2/3% of the shares of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will be required to amend or repeal certain provisions of our charter pertaining to the board of directors, limitation of liability, indemnification, stockholder action, and amendments to our charter. In addition, under our charter, the affirmative vote of the holders of at least 66-2/3% of the shares of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will be required to amend or repeal any of the provisions of our bylaws. Our charter also permits our board of directors to amend or repeal our bylaws by a majority vote.

B.Debt Securities - 6.125% Notes due 2022

In August 2017 we issued $25,000,000 in aggregate principal amount of 6.125% Notes due 2022 (the “Notes”). In September 2017 the underwriters exercised their overallotment option and purchased an additional $3,750,000 aggregate principal amount of the Notes. The Notes bear interest at a rate of 6.125% per year payable quarterly on every March 15, June 15, September 15 and December 15. The Notes are issued in denominations of $25 and integral multiples of $25 in excess thereof.

As of December 31, 2019, we had $28,750,000 in aggregate principal amount of Notes outstanding. The Notes will mature on September 15, 2022. Additionally, the Notes are not subject to any sinking fund and holders of the Notes do not have the option to have the Notes repaid prior to the stated maturity date. We have listed the Notes on the NASDAQ Global Market under the trading symbol “HCAPZ.”

The Notes were issued under that certain indenture, dated as of January 27, 2015 (the “Base Indenture”), by and between us and U.S. Bank National Association (the “Trustee”), as supplemented by the second supplemental indenture, dated as of August 24, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and between us and the Trustee. The Indenture does not contain any provisions that give Note holders protection in the event we issue a large amount of debt or we are acquired by another entity.
We have the ability to issue indenture securities with terms different from the Notes and, without the consent of the holders thereof, to reopen the Notes and issue additional Notes.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after September 15, 2019 upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $25 per Note to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to the date fixed for redemption.

Holders of the Notes may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, holders of the Notes will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of their remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the Indenture and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Global Securities

The Notes were issued in book-entry form and represented by a global security that we deposit with and register in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “- Book-Entry Procedures” below.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Payment and Paying Agents

We will pay interest to the person listed in the Trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “- Book-Entry Procedures” below.

Payments on Certificated Securities

In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the Trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the Indenture or a notice to holders against surrender of the Note.

Alternatively, at our option, we may pay any cash interest that becomes due on the Notes by mailing a check to the holder at his, her or its address shown on the Trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Events of Default

Holders of the Notes will have rights if an Event of Default occurs in respect of the Notes, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

•We do not pay the principal of (or premium, if any, on) any Note on its due date.

•We do not pay interest on any Note when due, and such default is not cured within 30 days of its due date.

•We remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25.0% of the principal amount of the Notes.

•We file for bankruptcy, or certain other events of bankruptcy, insolvency, or reorganization occur and, in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

•On the last business day of each of 24 consecutive calendar months, the Notes have an asset coverage, as defined in the 1940 Act, of less than 100% after giving effect to any exemptive relief granted to us by the SEC.

An Event of Default for the Notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The Trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the Trustee all amounts due and owing with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

The Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the Trustee is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before holders of the Notes are allowed to bypass the Trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes, the following must occur:

•they must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•the holders of at least 25% in principal amount of all the Notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity, security or both reasonably satisfactory to it against the cost and other liabilities of taking that action;

•the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•the holders of a majority in principal amount of the Notes must not have given the Trustee a direction inconsistent with the above notice during that 60-day period.

However, holders of the Notes are entitled at any time to bring a lawsuit for the payment of money due on their Notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the Notes may waive any past defaults other than a default:

•in the payment of principal (or premium, if any) or interest; or

•in respect of a covenant that cannot be modified or amended without the consent of each holder.

Merger or Consolidation

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes;

•the merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded; and

•we must deliver certain certificates and documents to the Trustee.

Modification or Waiver

There are three types of changes we can make to the Indenture and the Notes issued thereunder.

Changes Requiring Approval of Holders of the Notes

First, there are changes that we cannot make to the Notes without specific approval from the holders of the Notes. The following is a list of those types of changes:

•change the stated maturity of the principal of or interest on the Notes;

•reduce any amounts due on the Notes;

•reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;

•change the place or currency of payment on a Note;

•impair the Notes holders’ right to sue for payment;

•reduce the percentage of holders of Notes whose consent is needed to modify or amend the Indenture; and

•reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the Indenture and the Notes would require the following approval:

•if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and

•if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “- Changes Requiring Approval of Holders of the Notes.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described later under “- Defeasance - Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the Indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.

Defeasance

The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the Notes could not be accelerated for any reason, the holders of Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under current U.S. federal income tax law and the Indenture, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:

•Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•we must deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing holders of the Notes to be taxed on the Notes any differently than if we did not make the deposit;

•we must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•defeasance must not result in a breach or violation of, or result in a default under, of the Indenture or any of our other material agreements or instruments;

•no default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency, or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, holders of the Notes can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, holders of the Notes may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for holders of the Notes to be repaid:

•Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•we must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders of the Notes to be taxed on the Notes any differently than if we did not make the deposit. Under current U.S. federal income tax law the deposit and our legal release from the Notes would be treated as though we paid holders of the Notes their share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for the Notes and holders of the Notes would recognize gain or loss on the Notes at the time of the deposit;

•we must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•defeasance must not result in a breach or violation of, or constitute a default under, of the Indenture or any of our other material agreements or instruments; and

•no default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency, or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, holders of the Notes would have to rely solely on the trust deposit for repayment of the Notes. Holders of the Notes could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If the Notes were subordinated as described later under “- Indenture Provisions - Ranking,” such subordination would not prevent the Trustee under the Indenture from applying the funds available to it from the deposit referred to in the first bullet of the preceding paragraph to the payment of amounts due in respect of such Notes for the benefit of the subordinated debtholders.

Other Covenants

        In addition to other covenants described in the prospectus relating to the Notes, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by the Company and related matters, the following covenants apply to the Notes:

•We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•We agree that, for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by (i) Section 61(a) of the 1940 Act or any successor provisions and after giving effect to any exemptive relief granted to us by the SEC and (ii) the two other exceptions set forth below.  These statutory provisions of the 1940 Act are not currently applicable to us.  However, if Section 18(a)(1)(B) as modified by Section 61(a) of the 1940 Act were currently applicable to us, these provisions would generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a) of the 1940 Act, but only up to such amount as is necessary for us to maintain our status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986.  Furthermore, the covenant will not be triggered unless and until such time as our asset coverage has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by Section 61(a) of the 1940 Act (after giving effect to any exemptive relief granted to us by the SEC) for more than six consecutive months.

•If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

Form, Exchange and Transfer of Certificated Registered Securities

If registered Notes cease to be issued in book-entry form, they will be issued:

•only in fully registered certificated form;

•without interest coupons; and

•unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the Trustee. We have appointed the Trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to determine and fix the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

If registered Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the Notes as described in this subsection, since it will be the sole holder of the Notes.

Resignation of Trustee

The Trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions - Ranking

The Notes are designated as senior securities and, therefore, “Senior Indebtedness” under the Indenture. “Senior Indebtedness” is defined in the Indenture as the principal of (and premium, if any) and unpaid interest on:

•our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Senior Indebtedness” for purposes of the Indenture and in accordance with the terms of the Indenture (including any indenture securities designated as Senior Indebtedness), and

•renewals, extensions, modifications and refinancings of any of this indebtedness.

As unsecured obligations of the Company designated as Senior Indebtedness under the Indenture, the Notes rank:

•pari passu, or equal, with any of our existing and future unsecured indebtedness;

•senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, borrowings under our $55.0 million senior secured revolving credit facility with Pacific Western Bank (successor-by-merger to CapitalSource Bank), as agent and a lender, and each of the lenders from time to time party thereto, including City National Bank, of which $43.7 million was outstanding as of December 31, 2019; and

•structurally subordinated to all existing and future indebtedness and other obligations of any of our existing and future subsidiaries.

In particular, as designated Senior Indebtedness under the Indenture, the Notes will rank senior to any future securities we issue under the Indenture that are designated as subordinated debt securities. Any such indenture securities designated as subordinated debt securities will be subordinated in right of payment of the principal of (and premium if any) and interest, if any, on such subordinated debt securities to the prior payment in full of the Notes, and all other Senior Indebtedness under the Indenture, upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on the Notes, and all other Senior Indebtedness, has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the Trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities, upon our dissolution, winding up, liquidation or reorganization before the Notes, and all other Senior Indebtedness, are paid in full, the payment or distribution must be paid over to the holders of our Senior Indebtedness, including the Notes, or on their behalf for application to the payment of all Senior Indebtedness, including the Notes, remaining unpaid until all Senior Indebtedness, including the Notes, have been paid in full, after giving effect to any concurrent payment or distribution to the holders of our Senior Indebtedness, including the Notes. Subject to the payment in full of the all Senior Indebtedness, including the Notes, upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of our Senior Indebtedness, including the Notes, to the extent of payments made to the holders of our Senior Indebtedness, including the Notes, out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, our Senior Indebtedness, including the Notes, and certain of our senior creditors, may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Senior Indebtedness. The Indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the Indenture.